Nancy Erba to Assume Role as New Infinera Chief Financial Officer

Sunnyvale, Calif. – August 1, 2019, 8:00 a.m. ET – Infinera (NASDAQ: INFN) announced today the appointment of Nancy Erba as Senior Vice President, Strategic Finance, effective immediately, and her subsequent appointment as Infinera’s new Chief Financial Officer (CFO), effective August 26, 2019.

As CFO, Ms. Erba will report to CEO Tom Fallon and lead the Company’s global finance strategy, including financial planning and analysis, accounting and reporting, tax, treasury, internal audit, and investor relations. She will replace Brad Feller, who will remain through the end of September in order to assist with the smooth transition of financial reporting and other responsibilities.

Ms. Erba brings over 20 years of financial experience, including management of complex M&A integrations, pricing and sales operations. In her most recent role, Ms. Erba was CFO for Immersion Corporation, a recognized leader in the development and licensing of touch feedback technology known as haptics. Prior to Immersion, she held numerous global leadership positions spanning functions and markets at Seagate Technology, a multi-billion dollar data storage company. These roles included Vice President, Financial Planning and Analysis, Division CFO and Vice President of Finance for Strategic Growth Initiatives, and Division CFO and Vice President of Finance of the Consumer Solutions Division. Ms. Erba holds a Master of Business Administration from Baylor University and a Bachelor of Arts degree in mathematics from Smith College.

“Nancy is a seasoned finance executive with a proven track record of managing financial strategy and operations in high-growth and billion-dollar scale public companies,” said Fallon. “As we strengthen our financial operations and continue to execute our long-term strategy to drive profitable and sustainable growth, Nancy will be a key asset to our leadership team. It is a pleasure to welcome her to Infinera.”

“I’m thrilled to be joining Infinera,” said Ms. Erba. “With a distinguished history of technology innovation and a customer-centric mission, the company is in an ideal position to capitalize on the next wave of market opportunities driven by growing end-user demand for network capacity and service agility. I look forward to partnering with the management team to drive shareholder value.”

Contacts:

Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Ted Moreau Tel: + 1 (408) 542-6205 tmoreau@infinera.com

About Infinera
Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments and enterprises to scale network bandwidth, accelerate service innovation and automate network operations. The Infinera end-to-end packet-optical portfolio delivers industry-leading economics and performance in long-haul, subsea, data center interconnect and metro transport applications. To learn more about Infinera visit www.infinera.com, follow us on Twitter @Infinera and read our latest blog posts at www.infinera.com/blog.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.